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                                  EXHIBIT 10.12

                     [Akamai Technologies, Inc. Letterhead]


July 24, 2001

Mr. Michael A. Ruffolo
[address]

Dear Mike:

On behalf of Akamai Technologies, Inc. (the "Company"), I am pleased to offer you the position as Executive Vice President & Chief Marketing Officer for Akamai, reporting to me in my capacity as Chairman and Chief Executive Officer.

Your base salary will be $15,384.62 bi-weekly ($400,000 on an annualized basis). You will be eligible to receive a performance-based incentive bonus of $100,000 annually pro-rated during your first year of employment based on your employment date. The bonus will be earned based on the achievement of performance objectives to be established after you join Akamai. The bonus is payable in cash, stock options, restricted stock, stock, or any combination of the foregoing, at the discretion of the company. Bonuses for the year ending 2001 will be paid in early February 2002. You must be in the employment of the Company at the time the bonus is paid to be eligible to receive the bonus. Your salary and incentive shall be subject to review periodically based upon my recommendation and the approval of the Board of Directors of Akamai.

In addition, you will be eligible to receive a one-time $250,000 cash equivalent signing bonus in the form of discounted stock options on your date of employment. The option will be granted on your date of employment at 20% of the fair market value (closing price) of the company's common stock. Fifty percent (50%) of the discounted options will vest 90 days after grant; the balance of the grant will vest 180 days after grant. The options will carry a ten-year life. As an example, if the closing price of the stock on the date of grant were $8.00 per share, you would receive 39,063 shares of Akamai stock at 1.60 per share.

As part of this employment offer, the Company will recommend to the Akamai Board of Directors that you be granted a stock option under the Company's 1998 Stock Incentive Plan (the "Plan") for the purchase of an aggregate of 500,000 shares of Common Stock of the Company (the "Initial Grant"), at an option price equal to the fair market value of the Common Stock as determined by the Board on the date the Board of Directors approves your stock option. Your options will be granted by the Board of Directors on your date of employment. The first 25 percent of the options will vest on the first anniversary of your first grant date. An additional 6.25% of the original number of shares will vest at the end of each successive full three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date. Subject to Board approval, your option will be evidenced by a separate option agreement embodying these terms. You will also be eligible to receive such future stock
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option grants, as the Board of Directors shall from time to time deem appropriate. In the event of a Change in Control, as defined in the Plan, the number of Shares as to which your option has vested shall be calculated as though the Grant Date were the date that is one year prior to the Grant Date.

You will be eligible to participate in the Employee Stock Purchase Program beginning in the December 2001 offering period. This plan allows you to contribute between 1% and 10% of your salary through regular payroll deductions. The Akamai plan provides for a two-year offering period, that includes four, six-month purchase periods. At the end of each six-month purchase period, the money that has been deducted will be used to purchase shares of Akamai common stock at 85% of the closing price of the Common Stock at the beginning of the offer period or end of the purchase period, whichever is lower.

You will be eligible for health insurance, dental insurance, life insurance, and short/long term disability coverage and other benefits that are and may become available generally to employees of the Company. You will also be eligible to contribute to the Akamai Technologies, Inc. 401(k) Plan immediately upon employment.

You will be eligible for a maximum of three weeks of vacation per year. The number of vacation days for which you are eligible in each year shall accrue at the rate of 1.25 days per month that you are employed during such year. Akamai also observes ten holidays each year. This year eight of the holidays are scheduled days, while two holidays are floating days.

Prior to the commencement of your employment, you will be required to execute a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term. Akamai Technologies is an at will employer.

This employment offer from Akamai Technologies is contingent upon your submitting an I-9 Employment Eligibility Verification Form acceptable to Akamai Technologies, Inc. on your date of employment. YOU MUST BE PREPARED TO OFFER PROOF OF YOUR EMPLOYABILITY IN THE UNITED STATES IN ACCORDANCE WITH THE REQUIREMENTS LISTED ON THE I-9 FORM ON YOUR FIRST DAY OF EMPLOYMENT. YOU WILL NOT BE PLACED ON THE AKAMAI PAYROLL AS AN ACTIVE EMPLOYEE UNTIL YOU HAVE PROVIDED THIS DOCUMENTATION.

Please accept Akamai's offer of employment by signing the enclosed copy of this letter and the agreements attached and returning all documents to STEVE HEINRICH, AKAMAI TECHNOLOGIES,
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500 TECHNOLOGY, 5TH FLOOR, CAMBRIDGE, MA, 02139. We would appreciate your decision by the close of business on Monday, July 30, 2001.

On behalf of the entire management team, I am delighted that you will be joining Akamai in this critical assignment. We believe you can make a tremendous contribution to the company at this critical juncture in Akamai's history. Your recent experiences at EMC, Xerox, and NCR will be a tremendous asset to you in this new and challenging position. We look forward to your joining Akamai on Monday, August 13, 2001

Sincerely,

AKAMAI TECHNOLOGIES, INC.

/s/ George H. Conrades

George H. Conrades
Chairman and Chief Executive Officer


I hereby accept employment with Akamai Technologies, Inc.

/s/ Michael A. Ruffolo                 7/24/2001
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Michael A. Ruffolo                   Date
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                     [Akamai Technologies, Inc. Letterhead]

July 27, 2001

Mr. Michael A. Ruffolo
[address]

Dear Mike:

This letter is an addendum to your Employment Offer Letter dated July 24, 2001. All of the original terms of the July 24, 2001, remain in effect. This letter serves as an addition to the terms of that letter.

In the event that Akamai terminates your employment for reasons other than cause during the first three years of your employment, you would be eligible for severance on the following terms, provided you sign a separation agreement acceptable to Akamai that includes, among other things, a full release, a one-year non-competition clause, a future cooperation clause, and a non-disparagement clause:

      If the company terminates your employment during the first three years of your employment for reasons other than for cause, Akamai will pay you an amount equal to one year of your then-base salary. The company will make an additional one-time lump sum, taxable payment to you equal to one year's worth of the company's current contribution to the medical and dental plan. You may use that money to cover the costs of medical and dental coverage under COBRA. In addition, Akamai will vest your options as follows:

            If the company terminates your employment in year one, Akamai will vest the first year of the Initial Grant (i.e., any options from the Initial Grant that would have vested in the first twelve months), so that you will leave the company with 25% of your Initial Grant vested plus 100% of the discounted options that you are being granted as a signing bonus.

            If the company terminates your employment in year two, Akamai will vest the second year of the Initial Grant (i.e., any options from the Initial Grant that would have vested in the second twelve months of your employment that were not already vested as of the termination date). This would mean that you would leave the company 50% of your Initial Grant vested.

            If the company terminates your employment in year three, Akamai will vest the third year of the Initial Grant (i.e., any options that would have vested in the third year of your employment that were not already vested as of the termination date), so that you will leave the company with 75% of your Initial Grant vested.
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      If the company terminates your employment for any reason after the completion of your third year of employment, you will be treated under the Akamai policy then in effect for other senior executives who leave the company involuntarily.

In the event that there is a Change in Control, as that term is defined in the Plan, and within the first ninety (90) days the surviving entity fails to offer to employ you in a position with responsibilities that are commensurate (but not necessarily identical) with your responsibilities at Akamai, and as a result your employment terminates voluntarily or involuntarily, you will receive an amount equal to one year of your then-base salary. Whether you have been offered a position with commensurate responsibilities is to be determined without regard to the title or reporting relationship of the new position.

Sincerely,

AKAMAI TECHNOLOGIES, INC.

/s/ George H. Conrades

George H. Conrades
Chairman and Chief Executive Officer


I hereby accept employment with Akamai Technologies, Inc.


/s/ Michael A. Ruffolo                 7/27/2001
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Michael A. Ruffolo                   Date